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                                                                    EXHIBIT 12.1

                          WESTERN NATIONAL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN MILLIONS)

                                                               1996      1994      1995
                                                              ------    ------    ------
Income before income taxes..................................  $152.9    $  8.8    $114.1
Add fixed charges:
  Interest expense on annuities and financial products......   381.7     364.9     344.2
  Interest expense on investment borrowings.................    11.1       9.2       7.3
  Interest expense on notes payable.........................    10.7      10.7       9.6
                                                              ------    ------    ------
     Fixed charges..........................................   403.5     384.8     361.1
                                                              ------    ------    ------
     Adjusted earnings......................................  $556.4    $393.6    $475.2
                                                              ======    ======    ======
     Ratio of earnings to fixed charges(1)..................   1.38x     1.02x     1.32x
                                                              ======    ======    ======
     Ratio of earnings to fixed charges, excluding interest
      expense on annuities and financial products(2)........   8.01x     1.44x     7.75x
                                                              ======    ======    ======

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(1) For purposes of this ratio, "fixed charges" consist of interest expense on annuities, financial products, investment borrowings and notes payable, and "earnings" consist of income before income taxes plus the fixed charges, as defined.

(2) For purposes of this ratio, "fixed charges" consist of interest expense on investment borrowings and notes payable, and "earnings" consist of income before income taxes plus the fixed charges, as defined.